Exhibit 10.2
THE HERSHEY COMPANY
EXECUTIVE BENEFITS PROTECTION PLAN
(GROUP 3A)
Amended and Restated as of July 1, 2009

The Hershey Company Executive Benefits Protection Plan (Group 3A), as set forth herein, is intended to help attract and retain qualified management employees and maintain a stable work environment by making provision for the protection of covered employees in connection with a Change in Control or termination of employment under certain circumstances as set forth herein.  The Plan is an amendment to and restatement (as amended) of The Hershey Company Executive Benefits Protection Plan (Group 3A), which was last amended and restated effective January 1, 2009.

ARTICLE 1
DEFINITIONS

As hereinafter used, the following words shall have the meanings set forth below.

1.1           Annual Base Salary means with respect to an Executive the higher of:

1.1.1           his or her highest annual base salary in effect during the one (1) year period preceding a Change in Control; or

1.1.2           his or her highest annual base salary in effect during the one (1) year period preceding his or her Date of Termination.

For purposes of the foregoing, salary reduction elections pursuant to Code sections 125 and 401(k) shall not be taken into account.

1.2           Annual Incentive Pay means with respect to an Executive the higher of:

1.2.1           the highest Incentive Pay paid or payable, including any Incentive Pay or portion thereof which has been earned but deferred, to him or her by the Company in any of the three fiscal years (or such shorter period during which he or she has been employed by the Company or eligible to receive any Incentive Pay payment) immediately preceding the fiscal year in which a Change in Control occurs (annualized for any fiscal year during such period consisting of less than twelve full months or with respect to which he or she has been employed by the Company or eligible to receive Incentive Pay for less than twelve full months); or

1.2.2           his or her 100% target Incentive Pay award amount payable for the year in which his or her Date of Termination occurs.

1.3           Base Amount shall have the meaning ascribed to such term in Code section 280G(b)(3).

1.4           Board means the Board of Directors of the Company.

1.5           Cause means with respect to an Executive:

1.5.1           his or her willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him or her by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed his or her duties; or

1.5.2           his or her willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.5, no act or failure to act, on the part of an Executive, shall be considered willful unless it is done, or omitted to be done, by him or her in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.  Any act, or failure to act, based upon prior approval given by the Board or upon the instruction or with the approval of the Chief Executive Officer or an Executive’s superior, or based upon the advice of counsel for the Company (provided such approval, instruction, or advice of counsel is made by or from someone other than the Executive), shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of an Executive shall not be deemed to be for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after the provision of reasonable notice to him or her and after he or she has been heard before the Board, or has been given a reasonable opportunity to be heard but declined to do so, together with counsel (if he or she chooses)), finding that, in the good faith opinion of the Board, he or she is guilty of the conduct described in Section 1.5.1 or 1.5.2 above, and specifying the particulars thereof in detail.

1.6           Change in Control means:

1.6.1           individuals who, on April 18, 2006, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to April 18, 2006, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for Director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-12(c) under the Securities Exchange Act of 1934 (the “Exchange Act”)) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any person (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (“Person”) other than the Board (“Proxy

Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; and provided further, however, that a Director who has been approved by the Hershey Trust while it beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Power”) shall be deemed to be an Incumbent Director;

1.6.2           the acquisition or holding by any Person of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act and the rules and regulations promulgated thereunder) of shares of the Common Stock and/or the Class B  Common Stock of the Company representing 25% or more of either (i) the total number of then outstanding shares of both Common Stock and Class B Common  Stock of the Company (the “Outstanding Company Stock”) or (ii) the Outstanding Company Voting  Power; provided that, at the time of such acquisition or holding of beneficial ownership of any such shares, the Hershey Trust does not beneficially own more than 50% of the Outstanding Company Voting Power; and provided, further, that any such acquisition or holding of beneficial ownership of shares of either Common Stock or Class B Common Stock of the Company by any of the following entities shall not by itself constitute such a Change in Control hereunder:  (i) the Hershey Trust; (ii) any trust established by the Company or by any Subsidiary for the benefit of the Company and/or its employees or those of a Subsidiary; (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) the Company or any Subsidiary or (v) any underwriter temporarily holding securities pursuant to an offering of such securities;

1.6.3           the approval by the stockholders of the Company of any merger, reorganization, recapitalization, consolidation or other form of business combination (a “Business Combination”) if, following consummation of such Business Combination, the Hershey Trust does not beneficially own more than 50% of the total voting power of all outstanding voting securities eligible to elect directors of (x) the surviving entity or entities (the “Surviving Corporation”) or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities eligible to elect directors of the Surviving Corporation; or

1.6.4           the approval by the stockholders of the Company of (i) any sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation  (the “Acquiring Corporation”) if, following consummation of such sale or other disposition, the Hershey Trust beneficially owns more than 50% of the total voting power of all outstanding voting securities eligible to elect directors (x) of the Acquiring Corporation or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities eligible to elect directors of the Acquiring Corporation, or (ii) a liquidation or dissolution of the Company.

1.7           Change in Control Event means a Change in Control Event as defined under Code section 409A and applicable guidance thereunder.

1.8           CLRP means The Hershey Company Compensation Limit Replacement Plan and any successor or replacement plan thereof.

1.9           Code means the Internal Revenue Code of 1986, as amended from time to time.

1.10           Committee means the Compensation and Executive Organization Committee of the Board or any successor committee having similar authority.

1.11           Company means The Hershey Company, a Delaware corporation.

1.12           Coverage Period means the period commencing on the date on which a Change in Control occurs and ending on the date which is the second anniversary thereof.

1.13           Date of Termination has the meaning assigned to such term in Section 4.2 or 4.3.

1.14           DB SERP means The Hershey Company Amended and Restated (2007) Supplemental Executive Retirement Plan and any successor or replacement plan thereof.

1.15           DC SERP means the Defined Contribution Supplemental Executive Retirement Plan benefit of The Hershey Company Deferred Compensation Plan.

1.16           Deferred Compensation Plan means The Hershey Company Deferred Compensation Plan and any successor or replacement plan thereof.

1.17           Director means a member of the Board.

1.18           Disability  means the long-term disability of the Executive determined in accordance with the terms set forth in the Company’s long-term disability plan (the “LTD Plan”) (regardless of whether the Executive is covered by the LTD Plan; except that with respect to an Executive who is covered by the LTD Plan, a determination that the Executive does not meet the definition of disability under the LTD Plan will mean that the Executive does not meet the definition of disability under this Plan).

1.19           Effective Date means July 1, 2009.

1.20           EICP means The Hershey Company Equity and Incentive Compensation Plan (formerly known as the Hershey Foods Corporation Key Employee Incentive Plan) and any successor or replacement plan thereof.

1.21           Employee Benefits Committee means the Employee Benefits Committee of the Company, and any successor thereto.

1.22           Excise Tax means any excise tax imposed under Code section 4999.

1.23           Executive means an individual designated by the Committee, in its sole discretion, as eligible for coverage under the Plan.

1.24           Good Reason means with respect to an Executive:

1.24.1           (i) the assignment to him or her of any duties inconsistent in any respect with his or her position, authority, duties or responsibilities immediately prior to either the Potential Change in Control preceding the Change in Control or the Change in Control, or (ii) any other action by the Company, which assignment or other action results in a material diminution in any respect in his or her position, authority, duties or responsibilities;

1.24.2           a material diminution by the Company in his or her annual base salary as in effect, as applicable, on the Effective Date or as the same may be increased from time to time, or on the date he or she first becomes an Executive if he or she was not an Executive on the Effective Date or as the same may be increased from time to time;

1.24.3           the failure by the Company, without his or her consent, to pay to him or her any portion of his or her current compensation (including, but not limited to, current salary and employee benefits), or to pay to him or her any portion of an installment of deferred compensation under any deferred compensation program of the Company, provided that any such failures, in the aggregate, result in a material negative change in the Executive’s compensation;

1.24.4           the failure by the Company to continue in effect any compensation plan in which he or she participates immediately prior to either the Potential Change in Control preceding the Change in Control or the Change in Control which is material to his or her total compensation, including but not limited to the EICP (other than with respect to any contingent PSU grant that is outstanding as of the date of the Change in Control), the CLRP, and the DB SERP, as applicable, or any substitute or alternative plans adopted prior to either such Potential Change in Control or Change in Control, (unless (a) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) is on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his or her participation relative to other participants, as existed at the time of such Potential Change in Control or Change in Control), and provided that any such failures, in the aggregate, result in a material negative change in the Executive’s compensation;

1.24.5           the failure by the Company to continue to provide him or her with benefits substantially similar to those enjoyed by him or her under any of the Company’s pension, life insurance, medical, health and accident, disability, vacation pay or other welfare or fringe benefit plans or arrangements in which he or she was participating at the time of either the Potential Change in Control preceding the Change in Control or the Change in Control, provided that any such failures, in the aggregate, result in a material negative change in the Executive’s compensation;

1.24.6           any material failure by the Company to comply with and satisfy any of its obligations under this Plan after a Potential Change in Control that is followed within one (1) year by a Change in Control; or

1.24.7 any material failure by the Company to comply with and satisfy any of its obligations under any grantor trust established by the Company to provide itself with a source of funds to assist itself in satisfying its liabilities under this Plan after (a) a Change in Control described in one of the following: Section 1.6.1, Section 1.6.4(ii), or Section 1.6.4(i) other than a sale or other disposition to a corporation; (b) a Change in Control described in Section 1.6.2 if during the Coverage Period, Incumbent Directors, as described in Section 1.6.1, cease for any reason to constitute at least a majority of the Board; (c) a Change in Control described in Section 1.6.3 if, at any time during the Coverage Period, Incumbent Directors, as described in Section 1.6.1, do not constitute at least a majority of the board of directors of the Surviving Corporation; or (d) a Change in Control described in clause (i) of Section 1.6.4 involving a sale or other disposition to a corporation if, at any time during the Coverage Period, Incumbent Directors, as described in Section 1.6.1, do not constitute at least a majority of the board of directors of such corporation; provided further, that any such failures, in the aggregate, result in a material negative change in the Executive’s compensation.

To qualify as a Good Reason under the Plan, any of the conditions listed above in this Section 1.24 must be followed by a termination of employment within two years of the initial existence of the Good Reason, and the notice requirements of Section 4.1 must be satisfied.  For purposes of this Plan, any good faith determination of Good Reason (including the corresponding determination of “materiality”) made by the Executive shall be conclusive; provided that such determination satisfies the materiality requirement under Treasury Regulations §1.409A-1(n)(2)(i), any successor thereto and other applicable guidance.

1.25           Hershey Pension Plan means The Hershey Company Retirement Plan and any successor or replacement plan thereof.

1.26           Hershey Trust means either or both of (a) the Hershey Trust Company, a Pennsylvania corporation, as Trustee for the Milton Hershey School, or any successor to the Hershey Trust Company as such trustee, and (b) the Milton Hershey School, a Pennsylvania not-for-profit corporation.

1.27           Incentive Pay means incentive payments awarded under the EICP from the Company’s Annual Incentive Program, Sales Incentive Program and any similar, successor or replacement program under the EICP.

1.28           Incumbent Director has the meaning assigned to such term in Section 1.6.1.

1.29           Key Employee means a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined under Code section 416(i) (without regard to paragraph (5) thereof)) of a corporation any stock in which is publicly traded on an established securities market or otherwise) and applicable Treasury regulations and other guidance under Code section 409A.  Key Employees shall be determined in accordance with Code section 409A and pursuant to the methodology established by the Employee Benefits Committee.

1.30           Mandatory Retirement Age means age sixty-five (65) in the case of an Executive who has served for a minimum of two (2) years at a high level executive or high policy-making position and who is entitled to a non-forfeitable, immediate, annual employer-provided retirement benefit from any source, which is at least equal to a benefit, computed as a life annuity, of at least $44,000 per year (or such other amount as may be provided by future legislation).  In the case of all other Executives, there shall be no Mandatory Retirement Age.

1.31           Notice of Intent to Terminate shall have the meaning assigned to such term in Section 4.1.

1.32           Plan means The Hershey Company Executive Benefits Protection Plan (Group 3A), as set forth herein, as amended from time to time.

1.33           Plan Administrator means the Company’s Senior Vice President, Chief People Officer (or other officer of the Company holding a successor position in the Company having the same or substantially similar organizational responsibilities).

1.34           Potential Change in Control means the occurrence of any of the following:

1.34.1           The Hershey Trust by action of:  (i) the Board of Directors of Hershey Trust Company; (ii) the Board of Managers of Milton Hershey School; (iii) the Investment Committee of the Hershey Trust; and/or (iv) any officer or officers of Hershey Trust Company or Milton Hershey School (acting with authority), undertakes consideration of any action the taking of which would lead to a Change in Control as defined herein, including, but not limited to consideration of (1) an offer made to the Hershey Trust to purchase any number of its shares in the Company such that if the Hershey Trust accepted such offer and sold such number of shares in the Company the Hershey Trust might no longer have more than 50% of the Outstanding Company Voting Power, (2) an offering by the Hershey Trust of any number of its shares in the Company for sale such that if such sale were consummated the Hershey Trust might no longer have more than 50% of the Outstanding Company Voting Power, or (3) entering into any agreement or understanding with a person or entity that would lead to a Change in Control; or

1.34.2           The Board approves a transaction described in Section 1.6.2, 1.6.3 or 1.6.4 of the definition of a Change in Control contained herein.

1.35           Separation from Service or Separates from Service means a “separation from service” within the meaning of Code section 409A.

1.36           Severance Benefits has the meaning assigned to such term in Section 3.2.

1.37           Severance Period means the period beginning on the Executive’s Date of Termination and continuing for 24 months, or, if less, the number of months until the Executive would reach his or her Mandatory Retirement Age, if applicable, but not less than 12 months.

1.38           Subsidiary means any corporation controlled by the Company, directly or indirectly.

1.39           The 401(k) Plan means The Hershey Company 401(k) Plan and any successor or replacement plan thereof.

1.40           Vested Current Incentive Pay Amount shall have the meaning assigned to such term in Section 2.1.

1.41           Vested Current PSU Amount shall have the meaning assigned to such term in Section 2.2.

1.42           Vested DB SERP Benefit shall have the meaning assigned to such term in Section 2.3.

ARTICLE 2
VESTING OR PAYMENT OF CERTAIN BENEFITS
IN THE EVENT OF A CHANGE IN CONTROL

2.1           Vesting of Incentive Pay Benefits; Payment of Benefits.  Upon the occurrence of a Change in Control and Change in Control Event:

2.1.1           each Executive shall have a vested and non-forfeitable right hereunder to receive a lump sum cash payment (as specified in Section 2.1.2) with respect to each Incentive Pay award for which the award’s performance period has begun but not ended as of the date of the Change in Control Event equal to the greater of (x) the amount of the Executive’s 100% target Incentive Pay award, and (y) the amount that would have been payable to him or her under the Incentive Pay award calculated using his or her and the Company’s annualized actual performance as of the date of the Change in Control Event (the greater of (x) and (y) is herein referred to as the “Vested Current Incentive Pay Amount”); and

2.1.2           the Company shall, within sixty (60) days following the Change in Control Event, pay to each Executive a lump sum cash payment equal to his or her Vested Current Incentive Pay Amount.

2.2           Vesting of PSU Benefits; Payment of Benefits.  Upon the occurrence of a Change in Control and Change in Control Event:

2.2.1           each Executive shall have a vested and non-forfeitable right hereunder to receive in cash (as specified in Section 2.2.2) an amount equal to the target Performance Stock Unit (“PSU”) grant, if any, made to him or her under the EICP for the cycle ending in the year of the Change in Control Event, determined as the greater of (x) the amount of the Executive’s 100% target PSU grant and (y) the PSU grant amount that would have been payable to him or her at the end of such grant cycle based on the Company’s actual performance through the date of the Change in Control Event (as if the same level of Company performance continued throughout the remainder of the cycle); plus, if applicable, the PSU grant amounts from any other cycle that was completed prior to the Change in Control Event for which (i) payment has not been made or (ii) an election to defer such PSUs has been made, but such amounts have not been credited to the Executive’s PSU Award Sub-Account under the Deferred Compensation Plan, in each case valued at the higher of (a) the highest closing price of the Company’s Common Stock on the New York Stock Exchange during the sixty (60) day period preceding and including the date of the Change in Control Event, and (b) if the Change in Control Event involves a transaction in which an offer is made to purchase shares of Common Stock from the Company’s stockholders, the price at which such offer is made (the higher of (a) and (b) is herein referred to as the “Transaction Value”) (the greater of (x) and (y) is herein referred to as the “Vested Current PSU Amount”); and

2.2.2           except to the extent that such Vested Current PSU Amount would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan, the Company shall, within sixty (60) days following the Change in Control Event, pay to each Executive a lump sum cash payment equal to his or her Vested Current PSU Amount, increased for any dividends that would be otherwise payable on the PSUs following the Change in Control Event but prior to the distribution date under this Section 2.2.2.  In the event of an effective deferral election, the portion of the amount determined under Section 2.2.1 equal to the amount which would have otherwise been subject to such deferral election shall be credited to, and paid in accordance with, the Deferred Compensation Plan.

2.3           Vested DB SERP Benefit.  Upon the occurrence of a Change in Control each Executive who either is a participant in the DB SERP on the date of the Change in Control or was a participant in the DB SERP on the date of the Potential Change in Control preceding the Change in Control shall be fully vested under the DB SERP (such vested benefit is hereinafter referred to as “Vested DB SERP Benefit”).  If such an Executive has not attained age fifty-five (55) as of his or her Date of Termination, the Executive shall be treated as being eligible for the “Early Retirement Benefit” as set forth in Section 4 of the DB SERP; provided, however, the reduction factor prescribed in Section 4 of the DB SERP shall still be given effect in calculating his or her Vested DB SERP Benefit, provided that (i) for an Executive (other than the Chief Executive Officer of the Company) who has not yet attained age fifty (50) as of the Executive’s Date of Termination, the reduction factor in Section 4 of the DB SERP shall be based on the number of complete calendar months by which the Date of Termination precedes the Executive’s fifty-second (52nd) birthday, and (ii) for an Executive (other than the Chief Executive Officer of the Company) who has attained age fifty (50) as of the Executive’s Date of Termination, the reduction factor in Section 4 of the DB SERP shall be zero percent (0%).

An Executive’s Vested DB SERP Benefit shall be payable in accordance with the DB SERP, but the actuarial present value of such Executive’s Vested DB SERP Benefit, taking into account the foregoing provisions, shall be determined using: (i) the mortality table described in the DB SERP; (ii) an interest rate equal to the “Lump Sum Interest Rate,” as defined in the DB SERP, as of the Executive’s Date of Termination; (iii) the Executive’s Date of Termination as the date on which payment of the Executive’s Vested DB SERP Benefit is to commence being paid and as the date as on which the actuarial present value of such Vested DB SERP Benefit is calculated; and (iv) the actual age of the Executive and his or her spouse as of the Executive’s Date of Termination.

2.4           Vested Deferred Compensation Plan Benefit.  Upon the occurrence of a Change in Control, each Executive who either is a participant in the Deferred Compensation Plan on the date of the Change in Control or was a participant in the Deferred Compensation Plan on the date of the Potential Change in Control preceding the Change in Control shall be fully vested in all benefits payable under the Deferred Compensation Plan.

2.5           Vested CLRP Benefit.  Upon the occurrence of a Change in Control, each Executive who either is a participant in the CLRP on the date of the Change in Control or was a participant in the CLRP on the date of the Potential Change in Control preceding the Change in Control shall be fully vested in his or her benefit, if any, under the CLRP.

2.6           Vested 401(k) Plan Accounts.  Upon the occurrence of a Change in Control, each Executive who either is a participant in The 401(k) Plan on the date of the Change in Control or was a participant in The 401(k) Plan on the date of the Potential Change in Control preceding the Change in Control shall be fully vested in all of his or her accounts under The 401(k) Plan.

2.7           DB SERP, CLRP, or Deferred Compensation Plan Amendments.  Notwithstanding any provision of the DB SERP, CLRP, or Deferred Compensation Plan, none of the DB SERP, CLRP, or Deferred Compensation Plan may be terminated or amended in any manner that is adverse to the interests of any Executive without his or her consent either: (i) after a Potential Change in Control occurs and for one (1) year following the cessation of the Potential Change in Control, or (ii) after a Change in Control.  In addition, any termination or amendment of the DB SERP, CLRP, or Deferred Compensation Plan in a manner adverse to the interests of an Executive within one (1) year prior to a Potential Change in Control shall not be given effect for purposes of determining benefits under this Plan.

2.8           Other PSU Grants Outstanding as of the Date of a Change in Control.  An Executive shall have a vested and non-forfeitable right hereunder to receive a lump sum cash payment with respect to each PSU grant cycle that has begun but not ended as of the occurrence of both a Change in Control and Change in Control Event (and that is not otherwise paid out in whole or in part in accordance with the terms of Section 2.2) in an amount equal to the product of (x) and (y), where (x) is an amount equal to the 100% target PSU grant for each such cycle valued at the higher of (i) the Transaction Value and (ii) the highest closing price of the Company’s Common Stock on the New York Stock Exchange from the date of the Change in Control until the earlier of the end of the applicable grant cycle or the Executive’s Separation from Service, and (y) is 100%, unless the Change in Control occurs within the first year of the applicable grant cycle, in which case, (y) is a fraction the numerator of which is the number of days from and including the first day of the applicable grant cycle until (and including) the date of the Change in Control or the Change in Control Event (whichever is later) and the denominator of which is the number of days in the applicable grant cycle; and such product is increased for any dividends that would be otherwise payable on the PSUs following the Change in Control but prior to the distribution date under this Section 2.8.  Except to the extent that such PSU amounts would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan, the payment provided for in this Section 2.8 with respect to each such PSU grant cycle shall be made to an Executive in a lump sum by the sixtieth (60th) day following the earlier of:  (a) the last day of the applicable grant cycle, and (b) the Executive’s

Separation from Service.  Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).  Any payment upon a Key Employee’s Separation from Service under this Section 2.8 shall be made in the seventh month following the date of such Separation from Service (or, if earlier, the month after the Key Employee’s death).  In the event of an effective deferral election, the portion of the amount determined under this Section 2.8 equal to the amount which would have otherwise been subject to such deferral election shall be credited to, and paid in accordance with, the Deferred Compensation Plan.

ARTICLE 3
EXECUTIVE BENEFITS AND RIGHTS
UPON TERMINATION OF EMPLOYMENT

3.1           General Termination Rights and Benefits.  If an Executive’s employment at the Company is terminated at any time after a Change in Control for any reason (whether by him or her or the Company), the Company shall pay to him or her payments described in Sections 3.1.1 through 3.1.5 below.

3.1.1           Previously Earned Salary.  The Company shall pay his or her full salary to him or her through his or her Date of Termination at the highest rate in effect during the period between (a) the Potential Change in Control (if any) preceding the Change in Control or the Change in Control (if no Potential Change in Control occurs), and (b) the date the Notice of Intent to Terminate is given, together with all compensation and benefits payable to him or her through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

3.1.2           Previously Earned Benefits.  The Company shall pay his or her normal post-termination compensation and benefits to him or her as such payments become due.  Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance, pension, welfare and other compensation or benefit plans, programs and arrangements.

3.1.3           Payment of Vested Current Incentive Pay Amount.  Except to the extent that the Company has previously paid or concurrently pays to him or her all or a portion of his or her Vested Current Incentive Pay Amount pursuant to Section 2.1, Section 3.1.1 or Section 3.1.2, the Company shall pay to him or her a lump sum cash payment equal to his or her Vested Current Incentive Pay Amount.

3.1.4           Payment of Vested Current PSU Amount.  Except to the extent that the Vested Current PSU Amount would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan or the Company has previously paid or concurrently pays to him or her all or a portion of his or her Vested Current PSU Amount pursuant to Section 2.2, Section 3.1.1 or Section 3.1.2, the Company shall pay to him or her a lump sum cash payment equal to his or her Vested Current PSU Amount.

3.1.5           The 401(k) Plan.  In the event that any amount under The 401(k) Plan which vests pursuant to Section 2.6 cannot be paid to the Executive under the terms of The 401(k) Plan, the Company shall pay such amount to the Executive under the terms of this Plan.

3.2           Severance Benefits.  In addition to the payments provided for by Section 3.1, the Company shall pay or provide to an Executive the payments, benefits, and services described in Sections 3.2.1 through 3.2.5 below (the “Severance Benefits”) in accordance with such Sections upon termination of his or her employment with the Company during the Coverage Period, unless such termination is (a) by the Company for Cause, (b) by reason of his or her death or Disability or after his or her Mandatory Retirement Age, if applicable, or (c) by him or her without Good Reason.

3.2.1           Lump-Sum Severance Payment.  In lieu of any further salary payments to him or her for periods subsequent to the Date of Termination, the Company shall pay to him or her a lump-sum severance payment, in cash, equal to the number of years (including fractions) in the Executive’s Severance Period times the sum of (a) and (b), where (a) equals his or her Annual Base Salary, and (b) equals his or her Annual Incentive Pay.

3.2.2           Continued Welfare Benefits.  During the Executive’s Severance Period, the Company shall provide him or her with continued welfare benefits (including group term life insurance, and health and other welfare benefits, but excluding long-term and short-term disability benefits) (the benefits to be provided hereunder referred to collectively as “Welfare Benefits”) that are substantially similar in all respects to those which he or she was receiving immediately prior to the Notice of Intent to Terminate on substantially the same terms and conditions, including contributions required from him or her for such benefits (without giving effect to any reduction in such benefits (e.g., increasing the contributions required from the Executive) subsequent to the Potential Change in Control preceding the Change in Control or the Change in Control, which reduction constitutes or may constitute Good Reason); provided that if he or she cannot continue to participate in the Company plans providing Welfare Benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.  The Executive shall be entitled to elect to change his or her level of coverage and/or his or her choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to him or her to the same extent that actively employed executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes he or she shall pay the amount of any cost increase that would actually be paid by an actively employed executive of the Company by reason of such actively employed executive making the same change in level of coverage or coverage options.  Notwithstanding the foregoing, in the event that the Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the Welfare Benefits described herein shall be secondary to such benefits, but only to the extent that the Company reimburses him or her for any increased cost and provides any additional benefits necessary to give him or her benefits at the same level as the Welfare Benefits provided hereunder.

To the extent the continuation of the Welfare Benefits under this Section 3.2.2 is, or ever becomes, taxable to the Executive, and to the extent the Welfare Benefits continue beyond the period in which the Executive would be entitled (or would, but for this Plan, be entitled) to continuation coverage under a group health plan of the Company under Code section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv):

3.2.2.1                      Executive’s eligibility for Welfare Benefits in one year will not affect Executive’s eligibility for Welfare Benefits in any other year (disregarding any limit on the amount of Welfare Benefits that may be reimbursed during such continuation period);

3.2.2.2                      Any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and

3.2.2.3                      Executive’s right to Welfare Benefits is not subject to liquidation or exchange for another benefit.

In the event the preceding sentence applies, the Executive’s applicable COBRA period lasts less than six (6) months and the Executive is a Key Employee upon his or her Separation from Service, reimbursement for Welfare Benefits shall commence in the seventh month following the Executive’s Separation from Service (or, if earlier, the month after the Executive’s death).

3.2.3           Outstanding Awards.  If an Executive’s Date of Termination occurs within the two (2) year period beginning on the date on which a Change in Control Event occurs, he or she shall be entitled to a lump sum cash payment with respect to each Incentive Pay award, except for any portion of his or her Vested Current Incentive Pay Amount which the Company has previously paid or concurrently pays to him or her, for which the award’s performance period has begun but not ended as of the Executive’s Date of Termination equal to the product of (x) and (y) for each such Incentive Pay award, where (x) is an amount equal to the greater of (A) the 100% target Incentive Pay award amount for the applicable award period, and (B) the amount that would have been payable to the Executive under such Incentive Pay award for the applicable award period, calculated using his or her and the Company’s annualized actual performance as of his or her Date of Termination, and (y) is a fraction, the numerator of which is the number of days from and including the first day of the applicable award period until (and including) his or her Date of Termination, and the denominator of which is the number of days in such applicable award period.  The amount payable under this Section shall be paid in a lump sum within sixty (60) days after the Executive's Separation from Service.

3.2.4           Outplacement Services.  If an Executive becomes eligible to receive Severance Benefits, such Executive shall be entitled to receive reasonable outplacement services in accordance with the Company’s outplacement services policy (as in effect immediately prior to the Change in Control) until the earliest of:  (a) one (1) year following the Executive’s Separation from Service, (b) the date the Executive secures other full-time employment, or (c) the date the value of such reasonable outplacement services provided by the Company reaches $35,000.  The reimbursement of the reasonable outplacement services set forth above shall be made to the Executive as soon as practicable, but in no event later than the end of the second year following the year the Executive Separates from Service.

3.2.5           Financial Counseling and Tax Preparation.  If an Executive becomes eligible to receive Severance Benefits, such Executive shall be entitled to receive reimbursements for expenses incurred for financial counseling and tax preparation services under The Hershey Company Financial Counseling and Tax Preparation Services Program (hereinafter referred to as “Qualifying Expenses”), on a basis that is no less favorable than the manner in which such benefits were available to the Executive immediately prior to the Change in Control, for twenty-four (24) months following the Executive’s Separation from Service.  The Company shall reimburse the Executive directly or indirectly for Qualifying Expenses commencing in the seventh month following the Executive’s Separation from Service and in the first month of each subsequent calendar quarter until the end of the twenty-four (24) month period referred to in the previous sentence.  On the first date of reimbursement, the Company’s payment will reimburse the Executive for all Qualifying Expenses that are incurred during the initial delay period immediately following his or her Separation from Service; thereafter, such reimbursements shall be in an amount equal to the Qualifying Expenses that are submitted to the Company during each subsequent quarterly period.  For the purposes of this Section 3.2.5, the Committee in its sole discretion shall determine whether the expenses incurred by the Executive for financial counseling and tax preparation services constitute Qualifying Expenses.

Benefits under this Section 3.2.5 shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv):  (1) Executive’s eligibility for benefits in one year will not affect Executive’s eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) Executive’s right to benefits is not subject to liquidation or exchange for another benefit.

3.3           Enhanced Pension Benefits.  In addition to payments provided for by Sections 3.1 and 3.2, the Company shall pay or provide to an Executive the benefits described in Sections 3.3.1 through 3.3.4 below in accordance with such Sections upon termination of his or her employment with the Company during the Coverage Period, unless such termination is (a) by the Company for Cause, (b) by reason of his or her death or Disability or after his or her Mandatory Retirement Age, if applicable, or (c) by him or her without Good Reason.

3.3.1           Enhanced DB SERP Benefit.  For an Executive who continues to be a participant in the DB SERP as of his or her Date of Termination, such Executive shall receive in cash an amount equal to the increase in his or her Vested DB SERP Benefit, as a result of the additional credits set forth below (such vested benefit under this Section 3.3.1 is hereinafter referred to as “Enhanced DB SERP Benefit”).

For purposes of determining such Executive’s Enhanced DB SERP Benefit as of the date of his or her Date of Termination: (i) he or she shall be credited for all purposes under the DB SERP with additional Years of Service (as defined in the DB SERP) equal to the number of years (including fractions thereof) in the Executive’s Severance Period; (ii) the provisions of

Section 2.3 regarding vesting and early retirement eligibility and reduction factors shall apply; (iii) he or she shall be deemed to have been paid his or her Annual Base Salary during his or her Severance Period which shall be considered to have been earned over such period of time during his or her last five (5) years of employment with the Company for purposes of calculating “Final Average Compensation” (as defined in the DB SERP); (iv) he or she shall be deemed to have been paid his or her Annual Incentive Pay during his or her Severance Period which, together with his or her Vested Current Incentive Pay Amount as determined pursuant to Section 2.1.1 shall be considered his or her Incentive Pay awards paid or accrued with respect to his or her Severance Period, which shall be considered part of his or her last five (5) years of employment with the Company for purposes of calculating “Final Average Compensation” (as defined in the DB SERP); and (v) for the purposes of determining “Final Average Compensation” and not for the purposes of any other provision of the DB SERP, in the event he or she has not participated in the Incentive Pay portion of the EICP (after taking into account the year during which the Change in Control occurs as to which he or she is entitled to his or her Vested Current Incentive Pay Amount plus the number of years with respect to which he or she is deemed to have been paid his or her Annual Incentive Pay as provided in this Section 3.3.1(v)) for three (3) consecutive years in his or her last five (5) years of employment with the Company, he or she shall have his or her highest annual average Incentive Pay award be based on the average of his or her Incentive Pay awards paid or accrued over the sum of the number of years preceding the year during which the Date of Termination occurs during which he or she has participated in the Incentive Pay portion of the EICP plus the number of years with respect to which he or she is deemed to have been paid his or her Annual Incentive Pay as provided in this Section 3.3.1(v) plus the year during which the Change in Control occurs with respect to which he or she is entitled to his or her Vested Current Incentive Pay Amount regardless of his or her actual years of participation in the Incentive Pay portion of the EICP at the time of his or her Date of Termination and regardless of the number of years such Executive has been employed by the Company as of the Date of Termination.

3.3.2           Enhanced DC SERP Benefit.  Each Executive who is a participant in the DC SERP as of his or her Date of Termination shall receive in cash an amount equal to the applicable percentage rate under Section 6.2 of the Deferred Compensation Plan multiplied by his or her Annual Base Salary and Annual Incentive Pay determined as if such amounts were paid during the years (including fractions thereof) in the Executive’s Severance Period.

3.3.3           Alternative Enhanced DB Benefits.  Each Executive who is not a participant in the DB SERP as of his or her Date of Termination shall have a vested and non-forfeitable right hereunder to receive in cash an amount equal to the amount determined under either Section 3.3.3.1 or 3.3.3.2, as applicable.

3.3.3.1                      For an Executive who is a participant in the Hershey Pension Plan, a lump sum cash amount equal to the Basic Credit rate applicable to the Executive under the Hershey Pension Plan multiplied by his or her Annual Base Salary and Annual Incentive Pay determined as if such amounts were paid to the Executive for the number of years (including fractions thereof) in his or her Severance Period.  For this purpose, the IRS limitations imposed under the Hershey Pension Plan shall not apply.  Notwithstanding the foregoing, for purposes of determining the lump sum cash amount payable under this Section 3.3.3.1 to an Executive who is a participant under the DC SERP, the Basic Credit rate applicable to amounts paid to the Executive in excess of the limitation under Code section 401(a)(17) shall equal three (3) percent; or

3.3.3.2                      For an Executive who is not a participant in the Hershey Pension Plan, a lump sum cash amount equal to the Core Retirement Contribution rate in effect under The 401(k) Plan multiplied by his or her Annual Base Salary and Annual Incentive Pay determined as if such amounts were paid to the Executive for the number of years (including fractions thereof) in his or her Severance Period.  For this purpose, the IRS limitations imposed under The 401(k) Plan shall not apply.

3.3.4           Enhanced Matching Contributions.  Each Executive who is eligible to receive amounts under Section 3.3.1, 3.3.2, or 3.3.3 shall also receive in cash an amount equal to the Matching Contribution rate in effect under The 401(k) Plan multiplied by his or her Annual Base Salary and Annual Incentive Pay determined as if such amounts were paid to the Executive for the number of years (including fractions thereof) in his or her Severance Period.  For this purpose, the IRS limitations imposed under The 401(k) Plan shall not apply.

3.4           Gross-Up Payment.  In the event that an Executive becomes entitled to the Severance Benefits or any other benefits or payments under this Plan (other than pursuant to this Section 3.4), or under the EICP by reason of the accelerated vesting of stock options thereunder (together, the “Total Benefits”), and in the event that any of the Total Benefits will be subject to the Excise Tax, the Company shall pay to him or her an additional amount (the “Gross-Up Payment”) such that the net amount retained by him or her, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income tax, Excise Tax and FICA and Medicare withholding taxes upon the payment provided for by this Section 3.4, shall be equal to the Total Benefits.  Any Gross-Up Payment made to or on behalf of the Executive under this Section 3.4 shall be made in compliance with Code section 409A and by the end of the year following the year that the related taxes are remitted to the applicable taxing authority.

For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by an Executive in connection with a Change in Control or his or her termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) shall be treated as parachute payments within the meaning of Code section 280G(b)(2), and all excess parachute payments within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel (“Tax Counsel”) selected by the Company’s independent auditors, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code section 280G(b)(4) in excess of the Base Amount, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of Tax Counsel are not parachute payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code sections 280G(d)(3) and (4).  For purposes of determining the amount of the Gross-Up Payment, an Executive shall be deemed to pay federal income taxes at the applicable rate for federal income tax withholding on supplemental wage payments in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the applicable rate for withholding taxes on supplemental wage payments in the state and locality of his or her residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Code section 68 in the amount of itemized deductions allowable to him or her applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by him or her).

In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of an Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment, determined as previously described, to him or her in respect of such excess (plus any interest, penalties or additions payable by him or her with respect to such excess) at the time that the amount of such excess is finally determined.

3.5           Timing of Payments.  The amounts payable under Sections 3.1.1, 3.1.3, 3.1.4, 3.1.5, 3.2.1, 3.2.3, and 3.3.4 and, as applicable, Sections 3.3.1, 3.3.2, or 3.3.3 shall be made to an Executive not later than the sixtieth (60th) day following his or her Date of Termination.

3.6           Reimbursement of Legal Costs.  The Company shall pay to an Executive reasonable legal fees and expenses incurred by him or her as a result of a termination of his or her employment which may entitle him or her to any payments under Article 3 of the Plan to the extent that such fees and expenses, if any, are incurred (a) in contesting or disputing in good faith any right or benefit under Article 3 in connection with a Change in Control or any Notice of Intent to Terminate under Section 4.3, or (b) in connection with any tax audit or proceeding to the extent attributable to the application of Code section 4999 to any payment or benefit provided hereunder.  Such payments shall be made within sixty (60) days after delivery of his or her respective written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

Benefits under this Section 3.6 shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv):  (1) Executive’s eligibility for benefits in one year will not affect Executive’s eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) Executive’s right to benefits is not subject to liquidation or exchange for another benefit.  In the event the Executive is a Key Employee upon his or her Separation from Service, reimbursement for benefits under this Section 3.6 shall commence in the seventh month following the Executive’s Separation from Service (or, if earlier, the month after the Executive’s death).

3.7           Executives’ Covenant.  The Company may condition the payment of the amounts and provision of the benefits described in Article 3 of the Plan to an Executive upon his or her providing to the Company a written agreement that, subject to the terms and conditions of this Plan, in the event of a Potential Change in Control, he or she will remain in the employ of the Company until the earliest of  (a) a date which is nine months after the date of such Potential Change in Control, (b) the date of a Change in Control, (c) the date of his or her termination of employment for Good Reason (determined by treating the Potential Change in Control for this purpose as a Change in Control in applying the definition of Good Reason) or by reason of death or Disability, (d) the termination by the Company of his or her employment for any reason, or (e) his or her attaining age sixty-five (65).  In the event of such future written agreement between the Company and the Executive, the benefits described in Article 3 of the Plan shall be provided in compliance with Code section 409A, as applicable.

ARTICLE 4
TERMINATION PROCEDURES AND
COMPENSATION DURING DISPUTE

4.1           Notice of Intent to Terminate.  After a Change in Control, any purported termination of an Executive’s employment (other than by reason of death) that may result in benefits under this Plan must be preceded by a written Notice of Intent to Terminate from him or her to the Company or the Company to him or her, as applicable, in accordance with Section 8.17.  For purposes of this Plan, a Notice of Intent to Terminate shall mean a notice which shall indicate the notifying party’s opinion regarding the specific provisions of this Plan that will apply upon such termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions so indicated.  Further, a Notice of Intent to Terminate for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for him or her, together with his or her counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, he or she was guilty of conduct set forth in Section 1.5.1 or 1.5.2 herein, and specifying the particulars thereof in detail.

In the case of a termination for Good Reason, the Executive must provide notice to the Company of the existence of the applicable condition described in Section 1.24 or 9.3 within ninety (90) days of the initial existence of the condition.  The Company will then have a period of thirty (30) days during which it may remedy the condition in which case the Good Reason condition will no longer apply to the Executive for purposes of this Plan.

4.2           Date of Termination.  Date of Termination, (a) with respect to any purported termination of an Executive’s employment after a Change in Control, shall mean (except as provided in Section 4.3) (i) if his or her employment is terminated by reason of his or her death, the date of his or her death, (ii) if his or her employment is terminated for Disability, thirty (30) days after Notice of Intent to Terminate is given (provided that he or she shall not have returned to the full-time performance of his or her duties during such thirty (30) day period), or (iii) if his or her employment is terminated for any other reason, the date specified as the date of termination within the Notice of Intent to Terminate (which (x) in the case of a termination by the Company, shall not be less than thirty (30) days, except in the case of a termination for Cause in which case it shall not be less than ten (10) days, provided that the Company may require him or her to not report to work during such ten (10) day period, and (y) in the case of a termination by an Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Intent to Terminate is given), and (b) for purposes of Section 2.3 of this Plan and the definitions of the defined terms Annual Base Salary and Annual Incentive Pay as used in such Section 2.3, shall mean the date a Change in Control occurs.

4.3           Dispute Concerning Termination.  If within fifteen (15) days after any Notice of Intent to Terminate is given (within eight (8) days in the case of a termination for Cause by the Company), or, if later, prior to the Date of Termination (as determined without regard to this Section 4.3), the person receiving such Notice of Intent to Terminate notifies the person giving such notice that a dispute exists concerning the termination or the provisions of this Plan that apply to such termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties to such dispute or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the person giving such notice pursues the resolution of such dispute with reasonable diligence; and provided, that the payment, if applicable, of any amount in dispute under this Section 4.3 shall be made as soon as practicable following the Date of Termination (as determined without regard to this Section 4.3), but in no event later than March 15 of the year following such date.

4.4           Compensation During Dispute.  If a purported termination of an Executive’s employment occurs following a Change in Control and such termination or the provisions of this Plan that apply upon such termination is disputed in accordance with Section 4.3 (including a dispute as to the existence of good faith and/or reasonable diligence thereunder), the Company shall continue to pay the Executive his or her Annual Base Salary and continue to provide to him or her the Welfare Benefits provided for in Section 3.2.2 until the dispute is finally resolved in accordance with Section 4.3.  Notwithstanding the foregoing, payment of Annual Base Salary may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).  Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service (or, if earlier, the month after the Participant’s death).  Amounts paid under this Section 4.4 are in addition to all other amounts due under this Plan (other than those due under Section 3.1.1) and shall not be offset against or reduce any other amounts due under this Plan.

ARTICLE 5
PLAN ADMINISTRATION

5.1           Authority to Plan Administrator.  The Plan shall be interpreted, administered and operated by the Plan Administrator, subject to the express provisions of the Plan.

5.2           Delegation of Duties.  The Plan Administrator may delegate any of his or her duties hereunder to such person or persons from time to time as he or she may designate.

5.3           Engagement of Third Parties.  The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as he or she deems necessary or advisable to assist him or her in the performance of his or her duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

ARTICLE 6
CLAIMS

6.1           Claims Procedure.  Claims for benefits under the Plan shall be filed with the Plan Administrator.  If any Executive or other payee claims to be entitled to a benefit under the Plan and the Plan Administrator determines that such claim shall be denied in whole or in part, the Plan Administrator shall notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain (a) specific reasons for the denial, (b) specific reference to pertinent Plan provisions, (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (d) information as to the steps to be taken if the person wishes to submit a request for review.  Such notification will be given within ninety (90) days after the claim is received by the Plan Administrator.  If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim.

6.2           Review Procedure.  Within sixty (60) days after the date on which a person receives a written notice of a denied claim (or, if applicable, within sixty (60) days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (a) file a written request with the Plan Administrator for a review of his or her denied claim and of pertinent documents and (b) submit written issues and comments to the Plan Administrator.  The Plan Administrator will notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions.  The decision on review will be made within sixty (60) days after the request for review is received by the Plan Administrator.  If the decision on review is not made within such period, the claim will be considered denied.

6.3           Claims and Review Procedures Not Mandatory.  The claims procedure and review procedure provided for in this Article 6 are provided for the use and benefit of Executives who may choose to use such procedures, but compliance with the provisions of this Article 6 is not mandatory for any Executive claiming benefits under the Plan.  It shall not be necessary for any

Executive to file a claim with the Plan Administrator or to exhaust the procedures and remedies provided for by this Article 6 prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which he or she claims entitlement hereunder.

ARTICLE 7
PLAN MODIFICATION OR TERMINATION

The Plan may be amended or terminated by resolution of the Board at any time; provided, however, that (a) the Plan may not be terminated or amended in a manner adverse to the interests of any Executive, without his or her consent (i) after a Potential Change in Control occurs and for one (1) year following the cessation of a Potential Change in Control, or (ii) for the two-year period following consummation of the transaction(s) resulting from or in the Change in Control; and (b) no termination of this Plan or amendment hereof in a manner adverse to the interests of any Executive, without his or her consent, shall be effective if such termination or amendment occurs (i) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) in connection with or in anticipation of a Change in Control or Potential Change in Control.  For this purpose, the cessation of a Potential Change in Control occurs if a Change in Control has not occurred within one (1) year following the Potential Change in Control.  In the event that the termination of this Plan by the Company or an amendment hereof in a manner adverse to the interests of any Executive (without his or her consent) occurs within one (1) year prior to a Potential Change in Control or a Change in Control, there shall be a presumption that the conditions of subclauses (i) and (ii) of clause (b) of the next preceding sentence shall have been met.  Upon the expiration of the Coverage Period, the Plan may not be amended in any manner which would adversely affect the rights which any Executive has at that time to receive any and all payments or benefits pursuant to Articles 2, 3, and 4 by reason of a Change in Control which has theretofore occurred or by reason of a termination of his or her employment during the Coverage Period, and the Company’s obligations to make such payments and provide such benefits shall survive any termination of the Plan.

ARTICLE 8
MISCELLANEOUS

8.1           Terminations in Anticipation of Change in Control.  An Executive’s employment shall be deemed to have been terminated by the Company without Cause during the Coverage Period if his or her employment is terminated by the Company without Cause prior to a Change in Control or Potential Change in Control and such termination of employment (a) was at the request of a third party who had indicated an intention to take or had taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of a Change in Control, and (c) in either case, a Change in Control Event does occur which may involve such third party (or a party competing with such third party to effectuate a Change in Control).  An Executive shall be deemed to have terminated his or her employment for Good Reason during the Coverage Period if he or she terminates his or her employment with Good Reason prior to a Change in Control or Potential Change in Control if the circumstance or event which constitutes Good Reason (a) occurred at the request of a third party who had indicated an intention to take or had taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of a Change in Control, and (c) in either case, a Change in Control Event does occur which may involve such third party (or a party competing with such third party to effectuate a Change in Control).  In the event of a termination of employment described in this Section 8.1, the Executive shall be entitled to all payments and other benefits to which he or she would have been entitled had such termination occurred during the Coverage Period (other than salary pursuant to Section 3.1.1 for any period after the actual date of termination) and he or she shall be entitled to an additional payment in an amount which shall compensate him or her to the extent that he or she was deprived by such termination of the opportunity prior to termination of employment to exercise any stock options granted to him or her under the EICP (including any such stock options that were not exercisable at the time of his or her termination of employment) at the highest market price of the Company’s Common Stock reached in connection with the Change in Control or Potential Change in Control if a Potential Change in Control shall occur and not be followed by a Change in Control within twelve (12) months of the Potential Change in Control.  In the event that the termination of employment of an Executive as described in this Section 8.1 occurs following a Potential Change in Control or within six (6) months prior to a Change in Control, there shall be a presumption that clauses (a) and (b) of the first two sentences of this Section 8.1 shall have been met.  The Company shall pay to the Executive the amounts determined under Sections 3.1.1, 3.1.3, 3.1.4, 3.1.5, 3.2.1, 3.2.3, and 3.3.4 and, as applicable, Sections 3.3.1, 3.3.2, or 3.3.3, that become payable pursuant to this Section 8.1, in a lump sum within sixty (60) days following the date of the Change in Control Event.

8.2           Burden.  In any proceeding (regardless of who initiates such proceeding) in which the payment of Severance Benefits or other compensation or benefits under this Plan is at issue, (i) the burden of proof as to whether Cause exists for purposes of this Plan shall be upon the Company and (ii) in the event that the penultimate sentence of Section 8.1 applies, the Company shall have the burden to prove, by clear and convincing evidence, that a termination of employment has not been made in anticipation of a Change in Control as contemplated by Section 8.1.

8.3           No Right to Continued Employment.  Nothing in the Plan shall be deemed to give any Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge him or her at any time and for any lawful reason, with or without notice, subject in all cases to the terms of this Plan.

8.4           No Assignment of Benefits.  Except as otherwise provided herein or by law, no right or interest of any Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under the Plan shall be liable for, or subject to, any obligation or liability of such Executive.

8.5           Death.  This Plan shall inure to the benefit of and be enforceable by an Executive’s personal or legal representatives, executors, administrators, successors, heirs,

distributees, devisees and legatees.  If an Executive shall die while any amount would still be payable to him or her hereunder (other than amounts which, by their terms, terminate upon his or her death) if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of his or her estate.

8.6           Incompetency.  Any benefit payable to or for the benefit of an Executive, if legally incompetent or incapable of giving a receipt therefore, shall be deemed paid when paid to his or her guardian or to the party providing or reasonably appearing to provide for his or her care, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto.

8.7           Reduction of Benefits By Legally Required Benefits.  Notwithstanding any other provision of this Plan to the contrary, if the Company is obligated by law or by contract (other than under this Plan) to pay severance pay, a termination indemnity, notice pay, or the like, to an Executive or if the Company is obligated by law or by contract to provide advance notice of separation (“Notice Period”) to an Executive, then any Severance Benefits payable to him or her hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any pay received during any Notice Period; provided however, that the period following a Notice of Intent to Terminate shall not be considered a Notice Period.

8.8           Enforceability.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.9           Effective Date.  The Plan shall be effective as of the Effective Date and shall remain in effect unless and until terminated by the Board, subject to the requirements of Article 7.

8.10           No Mitigation.  The Company agrees that, if an Executive’s employment by the Company is terminated during the Coverage Period, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to him or her by the Company pursuant to this Plan.  Further, the amount of any payment or benefit provided for under this Plan (other than to the extent provided in Section 3.2.2) shall not be reduced by any compensation earned by him or her as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by him or her to the Company, or otherwise.

8.11           Successors.  In addition to any obligations imposed by law upon any successor to the Company, the Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle each Executive to compensation and benefits from the Company in the same amount and on the same terms as he or she would be entitled to hereunder if he or she were to terminate his or her employment for Good Reason during the Coverage Period, provided that the amounts payable under Sections 3.1.1, 3.1.3, 3.1.4, 3.1.5, 3.2.1, 3.2.3, and 3.3.4 and, as applicable, Sections 3.3.1, 3.3.2, or 3.3.3 shall be made to an Executive not later than the sixtieth (60th) day following the effective date of any such succession.

8.12           Consent to Cancellation of Awards and Reduction of DB SERP Benefit.  The Company may condition the payment to an Executive of his or her Vested Current Incentive Pay Amount and Vested Current PSU Amount upon his or her providing a written consent to the cancellation of the applicable outstanding target Incentive Pay and PSU grants on which such amounts are based, and in lieu of which such amounts are paid.  The Company may condition the payment to an Executive of his or her Vested DB SERP Benefit or the providing of any benefit or payment under Section 3.3.1 upon his or her providing a written consent to the reduction in the amount of the Vested DB SERP Benefit or the amount of any payments or benefits provided under Section 3.3.1.

8.13           Employment by Subsidiary.  For purposes of this Plan, an Executive who is employed by a Subsidiary shall be treated as if employed by the Company and his or her entitlement to benefits hereunder shall be determined as if he or she were employed by the Company.  For such purpose, the Subsidiary shall be treated as if it were an unincorporated division of the Company.

8.14           Waiver.  No waiver by an Executive at any time of any breach of the terms of this Plan, or compliance with, any condition or provision of this Plan to be performed by the Company shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.15           Withholding Taxes.  Any payments to an Executive provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which he or she has agreed.

8.16           Construction.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.  Neither the gender nor the number (singular or plural) of any word shall be construed to exclude another gender or number when a different gender or number would be appropriate.

8.17           Notices.  Any notice or other communication required or permitted pursuant to the terms hereof shall be deemed to have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his or her last known address (which in the case of an Executive shall be the address specified by him or her in any written notice provided to the Company in accordance with this Section 8.17).

8.18           Statutory Changes.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

8.19           Governing Law.  This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by Federal law, which shall otherwise control.

ARTICLE 9
TERMINATION WITHOUT CAUSE
UNRELATED TO A POTENTIAL CHANGE IN
CONTROL OR CHANGE IN CONTROL

9.1           Subject to the terms and conditions noted below, in the event Executive’s employment with the Company is, or is deemed to be, terminated by the Company without cause (as defined below), or is, or is deemed to be, terminated by the Executive for good reason (as defined below) regardless of whether a Potential Change in Control or Change in Control has occurred or is pending (such termination hereinafter is referred to as “Change in Status Event”), the Executive shall be entitled to the severance benefits set forth below; provided, however, any termination of an Executive’s employment which results in such Executive being entitled to Severance Benefits pursuant to Section 3.2 shall not constitute a Change in Status Event and no Executive entitled to Severance Benefits pursuant to Section 3.2 shall in addition be entitled to the benefits provided for in this Section 9.1.  Notwithstanding the foregoing, a precondition to the receipt of severance benefits under Article 9 of the Plan shall be the Executive’s signing and delivering to the Company, in a form acceptable to the Company, a separation agreement containing a valid and enforceable waiver and release of all claims which is not revoked (“Release”).  In the absence of a valid and enforceable Release, the Company shall have no obligations under Article 9 of the Plan.

9.1.1           The Company shall pay to the Executive in a lump sum on or before March 15 of the year following the date of the Change in Status Event an amount equal to two (2) times the Executive’s Annual Base Salary as defined in Section 1.1 (substituting “Change in Status Event” for “Change in Control”).  Executive will be fully vested in Incentive Pay and PSU grants previously deferred and shall be entitled to payments for any awards covering periods ending prior to the date of the Change in Status Event that have been earned but not yet paid prior to the date of the Change in Status Event.  For purposes of clarification, the Executive shall not receive credit towards vesting or participation in any PSU grant for any period after the date of the Change in Status Event.

9.1.2           From and after the date of the Change in Status Event for a period of two (2) years thereafter, the Company will continue Executive’s Welfare Benefits excluding disability coverage (and excluding coverage under all tax-qualified retirement plans).

9.1.3           For the calendar year in which the Change in Status Event occurs, Executive shall remain entitled to participate in the Incentive Pay programs.  During this calendar year, Executive’s target Incentive Pay award percentage will be that in effect just prior to the Change in Status Event, and Executive’s actual Incentive Pay award amounts will be determined and paid as follows:

9.1.3.1                      For the period from January 1 of the year in which the Change in Status Event occurs until the date of the Change in Status Event, the award will be equal to the product of (x) and (y), where (x) is the amount that would have been payable to the Executive under such Incentive Pay award calculated based on the then current formula for the Executive using, as applicable, (A) the Company’s actual performance for the complete calendar year in which such period ends, and (B) the Executive’s actual performance as of the Change in Status Event, and (y) is a fraction the numerator of which is the number of days from and including the first day of that award period until (and including) his or her Change in Status Event and the denominator of which is the number of days in that award period.  Except to the extent that the Executive's Incentive Pay award for this period would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan, the amount determined will be paid in a lump sum on or after January 1 and on or before March 15 of the year following this period.

9.1.3.2                      For the period from the Change in Status Event until December 31 of the year in which the Change in Status Event occurs, the award will be equal to the product of (x) and (y), where (x) is the amount that would have been payable to the Executive under such Incentive Pay award calculated based on the then current formula for the Executive using, as applicable, (A) for the Company’s performance score, the lesser of 100% or the Company’s actual performance for the complete calendar year in which such period ends, and (B) for the individual’s performance score, the Executive’s actual performance as of the Change in Status Event, and (y) is a fraction the numerator of which is the number of days from the day after the day of the Change in Status Event until (and including) the end of that award period and the denominator of which is the number of days in that award period.  Except to the extent that the Executive's Incentive Pay award for this period would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan, the amount determined will be paid in a lump sum on or after January 1 and on or before March 15 of the year following this period.

9.1.4           From and after the January 1 following the date in which a Change in Status Event occurs until the second anniversary of such Change in Status Event, Executive shall be entitled to receive as additional severance the amount which he or she would have been eligible to receive under the applicable Incentive Pay programs.  For purposes of this calculation, Executive’s target Incentive Pay award percentage will be that in effect just prior to the Change in Status Event, and Executive’s actual Incentive Pay award amounts will be determined and paid as follows:

9.1.4.1                      For the calendar year period beginning on January 1 after the Change in Status Event, the additional severance amount will be equal to the amount that would have been payable to the Executive under such Incentive Pay award calculated based on the then current formula for the group of executives who are generally covered by the Plan using, as applicable, (A) for the Company’s performance score, the lesser of 100% or the Company’s actual performance for such calendar year, and (B) for the individual’s performance score, 100%.  The amount determined will be paid in a lump sum on or after January 1 and on or before March 15 of the year following this period.

9.1.4.2                      For the period beginning on the second January 1 after the Change in Status Event until the second anniversary of the Change in Status Event, the additional severance amount will be equal to the product of (x) and (y), where (x) is the amount that would have been payable to the Executive under such Incentive Pay award calculated based on the then current formula for the group of executives who are generally covered by the Plan using, as applicable, (A) for the Company’s performance score, the lesser of 100% or the Company’s actual performance for the complete calendar year in which such period ends, and (B) for the individual’s performance score, 100%, and (y) is a fraction the numerator of which is the number of days from and including the first day of that award period until (and including) the second anniversary of his or her Change in Status Event and the denominator of which is the number of days in that award period.  The amount determined will be paid in a lump sum on or after January 1 and on or before March 15 of the year following this period.

9.1.5           Following the date of the Change in Status Event (the “Severance Date”), except as otherwise provided in Sections 9.1.5.1 and 9.1.5.2: (a) the Executive will not be eligible to participate in or receive new grants or benefits under the Long-Term Incentive Program portion of the EICP and will not be eligible for participation in or the payment of benefits under this Plan (except for under this Article 9), The Hershey Company Executive Benefits Protection Plan (Group 3), The Hershey Company Employee Benefits Protection Plan (Group 2), or The Hershey Company Severance Benefits Plan, and (b) the exercise of stock options and lapse of restrictions on any restricted stock units held by an Executive shall be in accordance with the terms and conditions, administrative policies and procedures governing such stock options and restricted stock units, respectively.

9.1.5.1  If an Executive was awarded stock options prior to July 1, 2009 and he or she is under age fifty-five (55) on the Severance Date, he or she will be eligible for the exercise and vesting provisions below if they would provide a greater benefit to the Executive than what the Executive would have received under the original terms and conditions for the applicable stock option grant.

In addition to options held by such Executive that have vested by their terms on or before the Severance Date, the Executive shall be entitled to exercise a portion of his or her unvested options held on the Severance Date, such options to vest on the Severance Date in accordance with the following formula: the number of stock options for each vesting period of each grant is multiplied by a fraction, the numerator of which equals the number of days from the original grant date to the Severance Date and the denominator of which equals the number of days from the original grant date to the last day of each vesting period.  Notwithstanding the above, vesting of stock options on Executive’s Severance Date pursuant to the formula in the preceding sentence is contingent upon Executive executing and delivering to the Company, in a form acceptable to the Company, a separation agreement containing a valid, and enforceable  waiver and release of all claims, which is not revoked.  An Executive who is not eligible for retirement on or before the Severance Date shall have one hundred twenty (120) days after the Severance Date to exercise any vested option not to exceed the expiration date of the option.

An Executive who is eligible for retirement (age 55 or older) on or before the Severance Date will be entitled to exercise (provided any vesting requirement has been satisfied as of the date of exercise) any outstanding stock option until the earlier of five (5) years from the Severance Date or the expiration of the option.

9.1.5.2  In addition to any restricted stock units that have vested by their terms on or before the Severance Date, all unvested restricted stock units awarded to the Executive who is not eligible for retirement on or before the Severance Date shall vest in accordance with the following formula: the number of restricted stock units for each vesting period of each grant is multiplied by a fraction, the numerator of which equals the number of days from the original grant date to the Severance Date and the denominator of which equals the number of days from the original grant date to the last day of each vesting period.  Notwithstanding the above, vesting of restricted stock units on Executive’s Severance Date pursuant to the formula in the preceding sentence is contingent upon Executive executing and delivering to the Company, in a form acceptable to the Company, a separation agreement containing a valid, and enforceable  waiver and release of all claims, which is not revoked.

Any restricted stock units awarded pursuant to (i) an annual grant award issued in 2009 or later that vest pursuant to the formula above or (ii) a special award issued in 2009 or later that vest pursuant to the formula above, shall be paid based on the payment terms provided under the award when granted.

Unvested restricted stock units awarded to an Executive pursuant to an annual grant in 2009 or later who is eligible for retirement on or before the Severance Date will vest and be paid based on the original vesting and payment terms provided under the award when granted.  All other unvested restricted stock units awarded to an Executive who is eligible for retirement on or before the Severance Date shall vest in accordance with the formula described in this Section 9.1.5.2.

9.1.6           In the event an Executive is entitled to benefits under this Section 9.1 pursuant to a Change in Status Event, the Company shall reimburse the Executive following his or her Separation from Service for (i) reasonable outplacement services in accordance with Section 3.2.4 and (ii) financial counseling and tax preparation services in accordance with Section 3.2.5.

9.2           If Executive voluntarily resigns from the Company other than for good reason (as defined below), such resignation shall not constitute a Change in Status Event and therefore will not entitle Executive to the benefits provided for in Section 9.1 above.  In such event, Executive may be entitled to the benefits provided under the other Company benefit plans in accordance with the terms of those plans.

9.3           Termination of an Executive’s employment “without cause,” for purposes of this Article 9, shall refer to the Company causing the Executive’s Separation from Service with no “cause,” as that term is defined in the DB SERP.  Termination of Executive’s employment “for good reason” for purposes of this Article 9 shall mean Separation from Service by the Executive during the first two (2) years of the tenure of the Company’s then current Chief Executive

Officer if, and only if, the Executive has not given the Company written notice of his or her intention to retire and during such two (2) year period prior to the Executive’s Separation from Service either (i) the Company has assigned duties to the Executive or taken other actions which are inconsistent with his or her position, authority, duties or responsibilities immediately prior to the then current Chief Executive Officer becoming the Chief Executive Officer of the Company and such assignment of duties or other action results in a material diminution in such position, authority, duties or responsibilities; or (ii) the Company has caused a material diminution of the Executive’s annual base salary as in effect, as applicable, on the date the then current Chief Executive Officer became the Chief Executive Officer of the Company or as the same may be increased from time to time.  To qualify as a termination for good reason under this Article 9, either of the conditions listed in this paragraph must be followed by a Separation from Service within two (2) years of its occurrence and the notice requirements of Section 4.1 must be satisfied.

9.4           The severance arrangements of this Article 9 shall not be considered to constitute an employment contract.  The terms and conditions of the Long-Term Incentive Program Participation Agreement and Mutual Agreement to Arbitrate Claims by and between Executive and the Company (“Participation and Arbitration Agreement”), are incorporated herein by reference and made a part hereof as if fully set forth herein.  Notwithstanding any provisions to the contrary in the Participation and Arbitration Agreement, the terms and conditions thereof shall remain in effect for three (3) years after Executive’s Change in Status Event regardless of whether he or she is eligible or not to receive benefits under the DB SERP.

ARTICLE 10
APPLICATION OF CODE SECTION 409A

This Plan is intended to comply with the provisions of Code section 409A and the Treasury regulations relating thereto.  In furtherance of this intent, to the extent this Plan is subject to Code section 409A, it shall be interpreted, operated, and administered in a manner consistent with these intentions.

IN WITNESS WHEREOF, the Company has caused The Hershey Company Executive Benefits Protection Plan (Group 3A), Amended and Restated as of July 1, 2009, to be executed this 7th day of August, 2009.

THE HERSHEY COMPANY

By: /s/ Charlene H. Binder
Charlene H. Binder
Senior Vice President, Chief People Officer